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                                  Exhibit 2.2
                                  -----------


                      ASSIGNMENT AND ASSUMPTION AGREEMENT

     This ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Agreement"), dated July 31,2001, is by and between Pegasus Technologies, Inc., a South Dakota corporation ("Pegasus"), and Pavilion Technologies, Inc., a Texas corporation ("Pavilion").

                                   RECITALS

     WHEREAS, Pavilion, Pegasus, and KFx Inc. have entered into that certain Asset Purchase and License Agreement, dated as of July 31, 2001 (the "Purchase Agreement"), pursuant to the terms of which Pegasus agrees to buy, and Pavilion agrees to sell, certain operational assets relating to that segment of Pavilion's advanced process control business unit concerning process optimization for the Individual Utility Boilers and Accompanying Steam Turbines, Individual Utility Gas Turbines and Accompanying Gas Turbine Generators (and the balance of plant equipment necessary for the operation of such boiler or turbine) within the electric utility industry (the "Segment"), to include the Pavilion Contracts and the following Segment-specific assets (collectively referred to as "Assets"):

          (a) Receivables. Accounts, notes and other receivables related to the Pavilion Contracts.

          (b) Records. Customer lists, customer account information related to the Pavilion Contracts, technical data and analytical reference materials related to the Pavilion Contracts (subject to customer approval), sales literature, correspondence, notes, files and all other accounting and operating records and other graphic or electronically stored operating and financial information related to the Pavilion Contracts.

          (c) Pavilion Contracts. Rights under agreements, contracts and other arrangements relating to the Segment as more specifically set forth in Schedule 1.31 to this Agreement, including rights, interests and claims, tangible and intangible therein, including but not limited to work in progress on such contracts.

          (d) Other. (i) Causes of actions, judgments, claims, demands and other rights associated with any Assumed Liability (as defined herein), (ii) restrictive covenants and other obligations of present and former Segment employees only insofar as such restrictive covenants and obligations relate to the Segment, and
               (iii) deposits and prepaid expenses related to the Pavilion Contracts.

                                      60
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     WHEREAS, pursuant to Section 4.1 of the Purchase Agreement, Pegasus has
agreed to assume certain obligations of Pavilion attributable to the Segment, as more specifically set forth in Schedule 4.1 to the Purchase Agreement (collectively referred to as "Assumed Liabilities"):

     NOW, THEREFORE, for and in consideration of the sale of the Assets and assumption of the Assumed Liabilities pursuant to the terms and conditions of the Purchase Agreement, and the grant of the Licenses therein, the parties hereto agree as follows:

          1. Pavilion hereby assigns to Pegasus and Pegasus hereby assumes the Assets; provided however, that all license fees in connection with that certain
        ----------------
amendment to the Software Licensing and Implementation Agreement dated June 29, 2001, by and between TXU and Pavilion, as set forth on the attached Schedule
1.31 are specifically excluded from the assignment, transfer and conveyance hereunder.

          2. Pavilion hereby assigns to Pegasus and Pegasus hereby assumes the Assumed Liabilities, and undertakes to pay, perform and discharge the following obligations that accrue on and after the Closing Date and which relate solely and exclusively to the ownership and operation of the Segment, the Assets and Assumed Liabilities:

               (a) All obligations owed to customers of the Segment as of the Closing Date for deposits paid by such customers and which are refundable to such customers as identified on Schedule 1 hereto;

               (b) All obligations for advance payments by customers of the Segment as of the Closing Date for services to be rendered as identified on Schedule 2 hereto;

               (c) All obligations for the delivery of services to customers of the Segment on or after the Closing Date pursuant to the Pavilion Contracts identified on Schedule 3 hereto; and

               (d) All obligations relating to the Segment accruing after and relating to periods on or after the Closing Date under the Pavilion Contracts.

     This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors in interest and permitted assigns.

     Capitalized terms used and not otherwise defined herein, shall have the meanings ascribed to them in the Purchase Agreement.

     This Agreement shall be construed and interpreted pursuant to the internal laws all of the state of Delaware, without regard to its conflicts of law provisions.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


                                        PAVILION:

                                        Pavilion Technologies, Inc.
                                        ---------------------------


                                        By:  /s/ Peter C. Perialas, Jr.
                                           -----------------------------------
                                        Name:  Peter C. Perialas, Jr.
                                        Title: President and CEO


                                        PEGASUS:

                                        Pegasus Technologies, Inc.
                                        --------------------------


                                        By:  /s/ Theodore Venners
                                           -----------------------------------
                                        Name:  Theodore Venners
                                        Title: Chairman


                                ACKNOWLEDGMENT
                                --------------

STATE OF TEXAS      (S)
COUNTY OF TRAVIS    (S)

     On this _____________, before a notary public in and for said county and state, personally appeared Peter C. Perialas, Jr., to me known to be the identical person who executed the within and foregoing instrument for Pavilion Technologies, Inc., a Texas corporation, as its President and CEO, and acknowledged to me that he executed the same as his free and voluntary act and deed and as the free and voluntary act and deed of said corporation for purposes set forth therein.

                                      62
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     Given under my hand and seal the day and year last written above.


                                        _________________________________
                                        Notary Public In And For
                                        The State of Texas


                                ACKNOWLEDGMENT
                                --------------


STATE OF OHIO       (S)
COUNTY OF LAKE      (S)

     On this ________________, before a notary public in and for said county and state, personally appeared __________________, to me known to be the identical person who executed the within and foregoing instrument for Pegasus Technologies, Inc., a South Dakota corporation, as its _________________, and acknowledged to me that he executed the same as his free and voluntary act and deed and as the free and voluntary act and deed of said corporation for purposes set forth therein.

     Given under my hand and seal the day and year last written above.


                                        _________________________________
                                        Notary Public In And For
                                        The State of Ohio

                                     -63-